DISTRIBUTION AGREEMENT

This Distribution Agreement made and entered into as of this 1st day of March 2009 by and between Hyperera Inc. (hereinafter refered to as “Hyperera”), having its principal offices at 2316 South Wentworth Avenue, Chicago, IL 60616, USA, and Beijing Chaoran Chuangshi Technology Co., Ltd. (hereinafter refered to as “Beijing Chaoran”), having its principal offices at No.28 Mujiu Road, Mujiayu Town, Miyun,  Beijing, China (collectively, the “Parties”).

Recitals

WHEREAS, Hyperera Inc is Clinical Information System (“CIS”) distributor in China and throughout Asia and eventually throughout the world.

WHEREAS, Beijing Chaoran Chuangshi Technology Co., Ltd.  is an developer of CIS systems, including surgery anesthesia clinic management software and ICU management system product lines and seller of related computer hardware. Beijing Chaoran is a leading developer in China of CIS product lines. Beijing Chaoran also has the design capability on the CIS system.

WHEREAS, Hyperera and Beijing Chaoran believe that (1) the market for CIS will have the large growth in the next 3 years in China and Asia and elsewhere in the world; (2) the integrated design and development will be helpful to ensure the functionality and quality of the surgery anesthesia clinic management software and ICU management and other CIS system product lines; (3) the experienced system supplier of the surgery anesthesia clinic management software and ICU management and other CIS system product lines systems will be more competitive than regular developers.

NOW, THEREFORE, the Parties agree as follows:

Part 1 – Cooperation on CIS product lines

A.	Beijing Chaoran will design and develop CIS systems with input from Hyperera, Inc. All design and development responsibility shall be solely that of Beijing Chaoran.

B.
Beijing Chaoran authorizes Hyperera to be its exclusive sales agent for the CIS product lines, including the surgery anesthesia clinic management software and ICU management systems, all over the world. The CIS product lines shall include the products that Beijing Chaoran developed before this Cooperation Agreement signed and additional CIS system products that will be developed by Beijing Chaoran.  All products shall be developed solely by Beijing Chaoran.

C.
Both Parties agree that Hyperera will be the Party to sign up all kinds of Agreement with the clients during the product development period and the supplying period, in addition, Hyperera will be the party to take the orders from the Clients. Under the above Agreement, Beijing Chaoran will be the only design and supply resource to Hyperera. Hyperera commits to use Beijing Chaoran as its only supplier for CIS system products and related computer hardware.

D.	The purchase price Hyperera will pay for all products subject to this agreement will be comparable to what Hyperera would have paid a non-related party in arm’s-length transactions

Part 2 – Responsibilities for Both Parties

A.	Hyperera’s responsibilities:

i)	Communicates with clients to get the technical, commercial information in order to develop and supply the products.

ii)	Negotiates and signs up the Design and Development Agreement as well as the Supplying Agreement with the clients.

iii)
After getting the orders from the Clients, Hyperera issues the orders to Beijing Chaoran. Hyperera should give the clear instruction to Beijing Chaoran to produce the products and give the clear information on delivery address, payment term and other commercial information.

iv)	Deals with the client claim and provides the customer care service whenever necessary.

B.	Beijing Chaoran’s responsibilities:

i)	Designs and develops the products according to the requirement from the Clients.

ii)	Supplies the products to Client through Hyperera, meet the quality and time expectation from the Clients.

iii)	Be responsible for its own investment plan in order to produce the products.

iv)	Be responsible for the return, repair, rework and other related costs for the failure products.

Part 3 - Definitions

When used in this Agreement the following terms shall have the definitions stated in this Part 3:

A.
“CIS Product Lines” refers to Clinical Information Systems including the surgery anesthesia clinic management software and ICU management systems. This cooperation can be also expanded to other similar CIS systems.

B.	“Sales Region” refers to all over the world.

C.
“Confidential Information” shall mean all information relating to Both Parties that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation, all information relating to technology, customers, business plans, promotional and marketing activities, finances, other business affairs, as well as all information relating to third parties that Amazon may be obligated to keep confidential.  Confidential Information may be contained in tangible materials, such as drawings, data, specifications, reports and computer programs, or may be in the nature of unwritten knowledge.  Unless and except as otherwise agreed by the Parties, the content of all meetings, discussions, and communications relating to the negotiation of this Agreement, shall constitute Confidential Information.  Confidential Information shall not include (a) information that at the time of disclosure is generally and publicly available; (b) information that becomes generally and publicly available through no act or omission of Both Parties or its employees or agents; (c) information that Both Parties receive from a third party who has a right to disclose such information and who is not under an obligation of confidentiality to Both Parties; or (d) information that one Party expressly authorizes the other Party in writing to disclose in advance of making such disclosure.

Part 4 - Other Cooperation

A.	Hyperera and Beijing Chaoran shall both agree to not release the confidential information between each other.

Part 5 - Term

This Agreement shall have effect from the date first written above and, unless terminated earlier by mutual consent, shall continue in force for a period of Three (3) years.

Part 6 - Governing Law

This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Nevada shall govern without regard to the conflicts of laws provisions thereof.

Part 7 – Entire Agreement/Modifications/Authorization

This Agreement contains the entire agreement of the Parties concerning the subject matter hereof, and supersedes any other prior agreements, either oral or written.  No modification to this Agreement shall be effective unless reduced to writing and signed by the duly authorized representatives of both Hyperera and Beijing Chaoran.  Each signatory represents that he/she is authorized by their respective Party to enter into this Agreement on such Party’s behalf.

Part 8 - Notices

Notices to be given to a party shall be effective when delivered via e-mail.

Part 9 - Assignment

No party may assign any of its rights nor delegate any of its obligations under this Agreement to any third party without the express prior written consent of the other party; provided that, notwithstanding the foregoing, Both Parties may assign this Agreement to (a) any corporation or other entity resulting from any merger, consolidation, or other reorganization, (b) any of the subsidiaries or affiliates, or (c) any person to which it transfers all or substantially all of the assets.  Any prohibited assignment shall be null and void for all purposes.  This Agreement shall be binding upon the successors, affiliates and permitted assigns of each of the Parties.

IN WITNESS WHEREOF, the Parties having agreed to the terms and conditions set forth herein signify their intention to be bound thereto through the signatures of their duly authorized representatives which are set forth below.

Hyperera Inc.	Beijing Chaoran Chuangshi Technology Co., Ltd.

By /s/ Zhi Yong Li	By /s/ Liancheng Li

Zhi Yong Li	Liancheng Li
Chairman	Chairman